Exhibit 10.25

November 18, 2008

David de Poincy

2117 Dana Court

Flower Mound, Texas 75028

Dear David,

The terms of your employment with Sabre have previously been outlined in two letters, one dated November 2, 2007 and one dated April 11, 2008 as well as a Non-compete Nondisclosure Agreement, all of which are attached.  The terms set forth in those documents remain in full force and effect, except to the extent modified below, and are incorporated by reference.  This letter is intended to modify paragraph 6 of the November 2, 2007 offer letter and the provisions in the April 11, 2008 letter as noted below:

Modifications to November 2, 2007 offer letter:

6                  Annual Bonus You will be eligible to participate in the Executive Incentive Compensation Plan (ECIP) with potential bonus payout of up to 55% of your base pay, based on established financial goals.

Other Compensation - There are other incentive compensation programs that are in place that can provide additional compensation based on achieving specific financial goals. .  One program is a Sale or Exit Bonus with potential payments calculated by Corinthian Capital Group and approved by Sabre’s CEO.  At the time Sabre is sold, if the cash on cash return is at least 6x, and at the CEO’s discretion, you could receive a bonus from the Sale or Exit Bonus pool of at least $250,000.  More details on this and other programs will be provided after your employment date with Sabre.

Modifications to April 11, 2009 letter: This letter is being modified and the section concerning stock is being replaced by the following:

A.           Stock Grant. - You are being granted 11,000 shares of Sabre Communications restricted stock, to be held under the terms of Sabre’s Incentive Restricted Stock Grant Plan, a copy of which is attached.  The granted shares are expressly subject to the following vesting schedule: 20% of the shares are vested as of your date of hire, November 2, 2007.  An additional 20% of the shares shall vest on each November 2nd thereafter so that all shares under this grant are fully vested as of November 2, 2011.  Should the company be sold prior to November 2, 2011 the remaining non-vested shares will fully vest as of the date of sale of the Company.

B.             Stock Options - Effective with your date of hire a total of 10,000 stock options in Sabre Communications restricted stock are being made available to you to purchase at your sole option.  These options vest in equal amounts of 20% per year commencing with a vesting of 20% upon your date of hire.  Should the Company be sold, all remaining shares, that are not vested, will vest on the date of sale of the Company. The option price is currently $32.86, which, for any future options provided, may be changed at Sabre’s sole discretion.  Attached is a copy of Sabre Communications Holdings, Inc Nonqualified Stock Option Plan which outlines the terms of this plan.  Based on your performance and the Company meeting its financial targets, consideration may be given to providing you additional stock options.

Modifications to these two paragraphs are effective as of the date of this letter.  Taken together, the letters dated November 2, 2007, April 11, 2008, the Nondisclosure Noncompete Agreement you signed, along with this letter constitute the terms of your employment with Sabre.  You remain an at-will employee.  After you have reviewed this letter, please sign below.  By signing, you are acknowledging receipt of this letter and your agreement to the terms set forth above.

Sincerely,

James D. Mack

Acknowledged and agreed to by:

/s/ David de Poincy	Date:	11-20-08
David de Poincy